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                       CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Prospectuses and Statement of Additional Information constituting parts of this Post-Effective Amendment No. 41 to the registration statement on Form N-1A (the "Registration Statement") of our reports dated February 27, 2003 and March 4, 2003, relating to the financial statements and financial highlights appearing in the January
31, 2003 Annual Reports to Shareholders of Vanguard Dividend Growth Fund, Vanguard Energy Fund, Vanguard Health Care Fund, Vanguard Precious Metals Fund, and Vanguard REIT Index Fund, which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the heading "Financial Highlights" in the Prospectuses and under the headings "Financial Statements" and "Service Providers--Independent Accountants" in the Statement of Additional Information.









PricewaterhouseCoopers LLP
Philadelphia, PA

May 15, 2003